As filed with the Securities and Exchange Commission on October 20, 2026

Registration No. 333-200542

Registration No. 333-215991

Registration No. 333-237347

Registration No. 333-281505

Registration No. 333-168794

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-200542

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-215991

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-237347

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-281505

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-168794

UNDER

THE SECURITIES ACT OF 1933

BEAZER HOMES USA, INC.

(Exact name of registrant as specified in its charter)

Delaware	58-2086934
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

2002 Summit Boulevard NE, 15th Floor

Atlanta, Georgia 30319

(770) 829-3700

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Beazer Homes USA, Inc. 2014 Long-Term Incentive Plan

Beazer Homes USA, Inc. Amended and Restated 2014 Long-Term Incentive Plan, as amended

Beazer Homes USA, Inc. 2010 Equity Incentive Plan

(Full title of the Plans)

Michael A. Dunn

Senior Vice President and General Counsel

Beazer Homes USA, Inc.

2002 Summit Boulevard NE, 15th Floor

Atlanta, Georgia 30319

(770) 829-3700

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Steven W. Vazquez, Esq.
Mark T. Plichta, Esq.
Garrett F. Bishop, Esq.
Foley & Lardner LLP
100 North Tampa Street, Suite 2700
Tampa, Florida 33602
(813) 225-4122

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Beazer Homes USA, Inc., a Delaware corporation (the “Registrant”), hereby files these post-effective amendments (these “Post-Effective Amendments”) to deregister all shares of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-168794, filed with the SEC by the Registrant on August 12, 2010, pertaining to the registration of 6,000,000 shares of Common Stock issuable under the Beazer Homes USA, Inc. 2010 Equity Incentive Plan;

•	Registration Statement No. 333-200542, filed with the SEC by the Registrant on November 24, 2014, pertaining to the registration of 2,000,000 shares of Common Stock issuable under the Beazer Homes USA, Inc. 2014 Long-Term Incentive Plan (the “2014 Plan”);

•	Registration Statement No. 333-215991, filed with the SEC by the Registrant on February 10, 2017, pertaining to the registration of 1,850,000 additional shares of Common Stock issuable under the 2014 Plan;

•	Registration Statement No. 333-237347, filed with the SEC by the Registrant on March 23, 2020, pertaining to the registration of 1,700,000 additional shares of Common Stock issuable under the Beazer Homes USA, Inc. Amended and Restated 2014 Long-Term Incentive Plan (the “A&R Plan”); and

•	Registration Statement No. 333-281505, filed with the SEC by the Registrant on August 13, 2024, pertaining to the registration of 2,450,000 additional shares of Common Stock issuable under the A&R Plan.

On October 20, 2026, the Registrant completed its previously announced merger (the “Merger”) with Bulldogs Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Dream Finders Homes, Inc., a Texas corporation (“Parent”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of August 6, 2026, by and among the Registrant, Parent and Merger Sub. The Registrant was the surviving corporation in the Merger and, as a result of the Merger, became a wholly owned subsidiary of Parent. In connection with the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held by the Registrant as treasury stock, held directly by Parent or Merger Sub, or held by any direct or indirect wholly owned subsidiary of the Registrant or Parent) was automatically converted into the right to receive cash in an amount equal to $33.50 per share, without interest and subject to any required withholding of taxes.

As a result of the Merger, the offerings contemplated by the Registration Statements have been terminated as of the effective time of the Merger on October 20, 2026. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities registered but unsold at the termination of such offerings, the Registrant hereby removes from registration all securities registered but unsold under the Registration Statements as of such effective time and terminates the effectiveness of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 20, 2026.

BEAZER HOMES USA, INC.

By:	/s/ David I. Goldberg
David I. Goldberg
Senior Vice President and Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.